Exhibit 4.1

WAIVER AGREEMENT

This waiver (the “Agreement”) is entered into as of May 9, 2024, by and between Greenwave Technology Solutions, Inc., a Delaware corporation (the “Company”) and the purchaser set forth on the signature page hereto (the “Purchaser”), in connection with that certain Purchase Agreement entered into by and among the Company and the Purchaser, dated as of July 31, 2023 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meaning as set forth in the Purchase Agreement.

WHEREAS, on July 31, 2023, the Company issued certain Notes and Warrants to the Purchaser;

WHEREAS, on March 18, 2024, the Company and the Purchaser entered into a previous Consent and Waiver (the “March Consent and Waiver”);

WHEREAS, pursuant to Section 1(c) of the March Consent and Waiver, the Company and the Purchaser agreed that until May 20, 2024, (i) if the average closing price on the Eligible Market of the Common Stock on the three (3) most recent Trading Days is less than $0.25 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof), the Holder cannot convert the Note into Common Stock and (ii) if the average closing price on the Eligible Market of the Common Stock on the three (3) most recent Trading Days is $0.25 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) or greater, there shall be no limitations as to the amount of the Note that may be converted into Common Stock.

WHEREAS, the Company and the Purchaser each desire to waive Section 1(c) of the March Consent and Waiver to permit conversions of Notes prior to May 20, 2024 (the “Waiver”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Waiver. Subject to the effectiveness provision set forth in the following paragraph, the Company and the Purchaser each hereby waive Section 1(c) of the March Consent and Waiver.

This Waiver is effective as of the time of execution of this Agreement by the Company and the Purchaser and one or more other waivers identical in form and substance to this Waiver signed by the Company and other holders of Notes who, together with the Purchaser, represent the Required Holders.

2. Ratifications. Except as otherwise expressly provided herein, the Transaction Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. For the avoidance of doubt, this Waiver shall only apply to the conversion of Notes and shall not constitute a consent and/or waiver with respect to any other provision of the Notes or any other Transaction Document, unless expressly consented to and/or waived by the Purchaser in writing.

3. Disclosure. On or before 9:30 a.m. Eastern Time on May 10, 2024, the Company shall file a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereunder. From and after the filing of such Current Report on Form 8-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereunder or otherwise. In addition, effective upon the issuance of such document(s), the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that you and your affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.

4. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, written or oral, with respect to such matters, which the parties acknowledge have been merged into the Agreement.

5. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first above written.

Greenwave Technology Solutions, Inc.

By:
Name:
Title:

Purchaser:

By:
Name:
Title:
Principal Amount of Notes held:$___________

[Signature Page to Letter Agreement]